Exhibit 10.1

May 31, 2006

R. Scott Jones

15535 Old York Road

Monkton, MD	21111

Dear Scott:

This letter agreement (the “Agreement”) sets out and confirms our mutual understandings concerning your continued employment with Symphony Health Services, Inc. (“Symphony”) after the closing of the transactions (the “Closing”) by which RehabCare Group, Inc. (“RehabCare”) will purchase all of the outstanding equity interests of Symphony. Until the Closing, you will continue to be employed by Symphony and RehabCare will have no control over your employment or your actions as an employee of Symphony.

1.            Employment. As of the Closing and during the term of your employment, you will continue to serve in the capacity of Symphony’s President and Chief Executive Officer, pursuant to the terms and conditions described below. As such, all terms contemplated by, and defined with in, your employment agreement will remain in tact, including benefits ( e.g. Disability, Execucare, etc.) during your employment under this Agreement and throughout the severance period, eighteen (18) consecutive months after separation.

2.            Duties. (a) During the term of your employment, you agree to perform the duties and responsibilities RehabCare may assign to you from time to time consistent with your duties set forth in this Section 2. Specifically, you agree to serve as the “Transition Leader” during the transition of Symphony’s business with RehabCare’s business. You will report directly to Dr. John H. Short, President and Chief Executive Officer of RehabCare, and will generally be charged with leading the transition and integration of Symphony’s operations and personnel into RehabCare’s operations and personnel, advising RehabCare with respect to transition issues, and effecting the actual transitioning and integration of Symphony into RehabCare. In the performance of these and other duties assigned to you by RehabCare, you agree to comply with and carry out all RehabCare policies and directives and perform your duties in compliance with all applicable laws.

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(b)     During the term of your employment, you agree to devote your full business time and attention to the performance of your duties, to perform your duties to the best of your abilities, to not engage in any other business activity without RehabCare’s prior consent, and to not engage in any activity that violates any federal, state or local law or regulation, including Medicare regulations. You further agree to attend RehabCare monthly Executive Management meetings, Board meetings, and retreats during your employment with RehabCare.

(c)     You will continue to work out of Symphony’s Hunt Valley, Maryland office, but will be provided office space and administrative support at RehabCare’s office in St. Louis, Missouri. You will be expected to travel in the performance of your duties, including to RehabCare’s St. Louis, Missouri offices, as and when required.

(d)      You may (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, and (iii) manage personal investments, so long as in each such case your activities do not interfere with the performance of your responsibilities as an employee of the RehabCare or violate the terms of this Agreement or any applicable conflict of interest policy.

(e)       Consistent with Section 2(b), you may seek employment during the term of your employment with RehabCare, provided that you agree not to commence such employment until after the completion of the second full fiscal quarter of the Transition Period (as defined in Section 3 of this Agreement).

3.            Term. The initial term of your employment will be an eighteen (18) month period (the “Transition Period”), commencing on the date of the Closing and subject to the right to terminate under Section 4 of this Agreement. If your employment with Symphony, RehabCare or any of RehabCare’s subsidiaries continues after the Transition Period, unless superseded by a subsequent contract, you will be employed on an “at will” basis for no definite term, and each party will have the right to terminate the employment relationship at any time with or without cause or prior notice.

4.            Termination. Your term of your employment will immediately terminate prior to the end of the Transition Period (a) upon your death or, at RehabCare’s option, will be terminated if you are unable to perform the essential functions of your position on a full time and regular basis with reasonable accommodation, due to incapacity due to physical or mental condition, for a period of ninety (90) days or more, and (b) at RehabCare’s option, for “cause.” The term “cause” means termination based upon: (i) your willful and continued failure or refusal to substantially perform your duties with RehabCare (other than as a result of incapacity due to physical or mental condition), (ii) your being charged with committing a felony criminal offense, (iii) engaging in any act of disloyalty, misrepresentation, moral turpitude, breach of trust or dishonesty in connection with your employment, or (iv) your material breach of any provision of this Agreement that remains uncured thirty (30) days following receipt of written notice of said material breach. You may terminate this agreement for any reason after the completion of the second full fiscal

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quarter of the Transition Period by providing at least 30 days written notice to RehabCare of your intention to terminate your employment.

5.            Payments Upon Employment Termination. (a) If your employment is terminated by RehabCare prior to the end of the Transition Period for any reason other than the reasons set forth in Section 4 of this Agreement, then RehabCare will pay you, throughout the remainder of the Transition Period, an amount equivalent to the salary you would have received for the balance of the Transition Period. You will also receive a prorated payment of any Synergies bonus payments, as described in Section 6(c) of this Agreement, for any full fiscal quarters that you are been employed by RehabCare prior to termination.

(b)        If your employment is terminated by RehabCare prior to the end of the Transition Period for cause, RehabCare is not required to pay, and you are not entitled to, any salary continuation beyond the date of your termination or any Synergies payments as described in Section 6(c) of this Agreement.

(c)         If your employment is terminated by RehabCare for incapacity to perform due to physical or mental condition or if you terminate your employment with RehabCare without cause prior to the end of the Transition Period, but have completed at least two full consecutive fiscal quarters of employment, RehabCare will pay you your salary through the date of your termination and a prorated payment of any Synergies bonus payments, as described in Section 6(c) of this Agreement, for any full fiscal quarters you have been employed by RehabCare during the Transition Period.

6.            Compensation. (a) Within ten (10) days after an elapsed period of six months post Closing, RehabCare will pay you the severance payment (the “Severance Payment”) you are entitled under your employment agreement with Symphony dated December 6, 2004. This payment is in addition to any compensation you are owed for services to RehabCare rendered pursuant to this Agreement.

(b) For the services rendered under your employment pursuant to this Agreement, your salary will remain at its current level of $360,000, annually, throughout the Transition Period .

(c)         During the Transition Period, and subject to the provisions of Section 5 of this Agreement, you will also be paid a quarterly bonus each full fiscal quarter that you are employed by RehabCare with such bonus equal to five percent (5%) of the annualized “Synergies” (as defined by, but not limited to, RehabCare and Symphony’s “Transition Plan” – Exhibit A attached) first achieved during the fiscal quarter, up to a total of $10,000,000 of annualized Synergies. For annualized Synergies between $10,000,000 and $16,000,000 first achieved during the fiscal quarter, you will receive a bonus of seven and one-half percent (7.5%) of the Synergies achieved. For annualized Synergies above $16,000,000 first achieved during the fiscal quarter, you will receive a payment equal to ten percent (10%) of the Synergies achieved. The annualized Synergies will include all reasonable forms of cost savings including, but not limited to, personnel

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eliminations, operating cost reductions, improvements to contracted service rates and may be implemented, or committed to, any time within the quarter in order to qualify for the bonus calculation.

(d)        You will be eligible for any benefits currently defined by your Symphony Employment Agreement, or, alternatively at your choice, those available generally other peer executives of RehabCare (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) during the term of your employment under this Agreement and throughout the severance period, eighteen (18) consecutive months after separation, but not benefits pursuant to any severance plans other than the severance benefits set forth in this Agreement.

(e)          You shall be entitled to the type and level of fringe benefits as are provided to other peer executives of RehabCare generally.

7.            D&O Insurance. As of the Close of the transaction you will be covered under RehabCare’s Directors and Officers insurance policy and, as such, will qualify for, and be provided, all protections provided for RehabCare Officers and Directors.

8.            Severability. If any one or more provisions contained in this Agreement or in the application thereof shall be held to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired, nor shall the entire Agreement be void or invalidated, and the offending provision shall be interpreted so as to conform to applicable law to the maximum extent possible to achieve the original intent.

9.          Assignment. This Agreement can be assigned by RehabCare to any of its subsidiaries, and is assignable by a RehabCare subsidiary to RehabCare or any other or RehabCare subsidiary.

10.          Governing Law. This Agreement shall be accepted and entered into in Missouri, and shall be governed by and construed and interpreted according to the internal laws of the State of Missouri without reference to conflicts of law principles (or any legal principles which would cause or result in the interpretation of this Agreement under the laws of any other state).

11.          Entire Agreement; Provisions Re Amendment And Notice. (a) This Agreement contains the entire understanding and agreement between you and RehabCare concerning the subject matter of this Agreement and supersedes any and all prior oral or written agreements or communications between you and RehabCare concerning that subject matter. Neither this Agreement, nor any of its terms, can be changed, added to, waived or supplemented except in a written document signed by you and RehabCare.

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(b)       Every notice, demand or other communication required or contemplated by this Agreement shall be in writing and deemed to have been made either when personally delivered to the respective party or deposited in the ordinary U.S. mail, first-class postage prepaid, to the address set forth below under such party’s signature, or to such changed address as either party may have given by written notice to the other party.

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Please indicate your confirmation and agreement to the above terms by signing below where indicated and returning the signed document to RehabCare.

Very truly yours,

REHABCARE GROUP, INC.

By /s/ John H. Short, Ph.D.

John H. Short, Ph.D.
President and Chief Executive Officer

Accepted, Confirmed, And Agreed To As Of The Date Of This Letter

/s/ R. Scott Jones

R. Scott Jones

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